Genesys Industries, Inc. Corporate Update

Calgary, Alberta – (January 25, 2021) - Genesys Industries, Inc. (OTC Pink: GEIN) (the “Company”) is pleased to announce that it is moving out of the precision CNC manufacturing and fabrication business and moving into the health-tech wearable performance business. The company has acquired all of the ownership and the rights to certain late, developmental stage, WarmUp products. WarmUp is a cutting edge, innovative, wearable, back compression device. The therapeutic application of heat causes a change in temperature of the soft tissues which decreases joint stiffness and relieves inflammation.

On January 21, 2020 the Company received the resignation of Shefali Vibhakar as the Company’s President and appointed John Forzani as its President, Chief Executive Officer, Treasurer, Chief Financial Officer and Secretary. Also, a shareholder holding majority voting power of the shares of the Company, by written consent, voted to elect John Forzani, Tom Forzani and Geoff Stanbury to the Company’s board of Directors. The Company’s Board of Directors now has 3 members.

John Forzani is a former Professional Football Player and is an Entrepreneur and Inventor. Mr. Forzani has been the founder of G-Tech Apparel USA Inc. and G-Tech Apparel Canada Inc since 2014. From, 2014 to 2019, Mr. Forzani acted as CEO and CTO of both companies.

Tom Forzani is a one of three brothers to play for the Calgary Stampeders of the CFL. Mr. Forzani was one of the Original Founders and Owners of The Forzani Group, which went from one store in 1974, to a retail empire encompassing more than 500 retail locations and over 13,000 employees. In 2011, The Forzani Group sold to Canadian conglomerate Canadian Tire Corporation for $800,000,000 (Canadian Dollars).

Geoff Stanbury is a seasoned Investor with a portfolio ranging in both the private and public sector. Mr. Stanbury is passionate about entrepreneurship and innovation. He looks forward to providing veteran leadership to the board, assisting in the best way possible, on the path to success.

The Company is currently working on getting its filings current with the SEC and the OTC Markets. The Company’s auditor has been engaged and has been working on the audit for the year ended June 30, 2020, which the Company anticipates will be filed in the coming weeks.

On behalf of the Board,

Genesys Industries, Inc.

John Forzani, Chief Executive Officer

Please refer to the Company's website www.forzainnovates.com

For further information please contact the Company at: info@forzainnovates.com

This news release may contain certain "Forward-Looking Statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. When or if used in this news release, the words "anticipate", "believe", "estimate", "expect", "target, "plan", "forecast", "may", "schedule" and similar words or expressions identify forward-looking statements or information. These forward-looking statements or information may relate to proposed activities, and other factors or information. Such statements represent the Company's current views with respect to future events and are necessarily based upon a number of assumptions and estimates that, while considered reasonable by the Company, are inherently subject to significant business, economic, competitive, political and social risks, contingencies and uncertainties. The Company does not intend, and does not assume any obligation, to update these forward-looking statements or information to reflect changes in assumptions or changes in circumstances or any other events affecting such statements and information other than as required by applicable laws, rules and regulations.